EXHIBIT 99.1

Press Release Dated February 25, 2016

Geron Corporation Reports Fourth Quarter and Annual 2015 Financial Results

Conference Call Scheduled for 4:30 p.m. EST Today, February 25

MENLO PARK, Calif., February 25, 2016 -- Geron Corporation (Nasdaq: GERN) today reported financial results for the fourth quarter and year ended December 31, 2015 and recent events.

Fourth Quarter and Year-End 2015 Results

For 2015, the company reported net income of $46,000, or $0.00 per share, compared to a net loss of $35.7 million, or $(0.23) per share, for 2014. For the fourth quarter of 2015, the company reported a net loss of $8.5 million, or $(0.05) per share, compared to a net loss of $8.9 million, or $(0.06) per share, for the comparable 2014 period. The company ended 2015 with $146.7 million in cash and investments.

Revenues for 2015 were $36.4 million compared to $1.2 million for 2014. Revenues for the fourth quarter of 2015 were $220,000 compared to $178,000 for the comparable 2014 period. Revenues for 2015 included the full recognition of the $35.0 million upfront payment from Janssen Biotech, Inc. (Janssen) as collaboration revenue upon the company’s transfer of the imetelstat license rights and completion of technology transfer-related activities outlined under the imetelstat collaboration agreement with Janssen in the third quarter of 2015. The upfront cash payment was received in December 2014 and recorded as deferred revenue at that time.

Total operating expenses for 2015 were $36.9 million compared to $37.5 million for 2014. Total operating expenses for the fourth quarter of 2015 were $8.9 million compared to $9.2 million for the comparable 2014 period. Operating expenses for 2015 included restructuring charges of $1.3 million in connection with the company’s organizational resizing announced in March 2015.

Research and development expenses for 2015 were $17.8 million compared to $20.7 million for 2014. Research and development expenses for the fourth quarter of 2015 were $4.0 million compared to $4.4 million for the comparable 2014 period. The decrease in research and development expenses in 2015 compared to 2014 primarily reflects the net result of lower personnel related costs due to the organizational resizing and reduced manufacturing costs for imetelstat drug product, partially offset by higher costs for the clinical development of imetelstat in collaboration with Janssen.

General and administrative expenses for 2015 were $17.8 million compared to $16.8 million for 2014. General and administrative expenses for the fourth quarter of 2015 were $4.9 million compared to $4.8 million for the comparable 2014 period. The increase in general and administrative expenses in 2015 compared to 2014 primarily reflects higher non-cash stock-based compensation expense.

Interest and other income for 2015 was $677,000 compared to $373,000 for 2014. Interest and other income for the fourth quarter of 2015 was $196,000 compared to $100,000 for the comparable 2014 period. The increase in interest and other income for 2015 compared to 2014 primarily reflects higher cash and investment balances with the receipt of the $35.0 million upfront payment from Janssen and higher yields on the company’s marketable securities portfolio.

Company Events

Publications and Presentations

●

The New England Journal of Medicine (NEJM) published two papers in which data from clinical studies of two hematologic myeloid malignancies, essential thrombocythemia (ET) and myelofibrosis (MF), suggest imetelstat may have disease-modifying activity by inhibiting the malignant progenitor cell clones responsible for the underlying diseases in a relatively select manner. The papers are available online in the September 3rd issue at www.NEJM.org.

●	Three presentations describing clinical and non-clinical data on imetelstat were made at the 57th annual meeting of the American Society of Hematology in December 2015:

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Telomerase Inhibitor Imetelstat Therapy in Refractory Anemia with Ring Sideroblasts with or without Thrombocytosis (Abstract #55; oral presentation)

Data were presented for safety and efficacy as of the May 10, 2015 data cut. Nine patients with a form of the myelodysplastic syndromes (MDS) known as refractory anemia with ring sideroblasts (MDS-RARS) were enrolled in the study cohort, classified as having either intermediate-1 or intermediate-2 risk disease by the International Prognostic Scoring System (IPSS). Six of nine (66.7%) patients had prior treatment with erythropoiesis stimulating agents (ESAs).

Three of the eight (37.5%) patients who were dependent on red blood cell transfusions at study entry became transfusion independent, defined as not requiring transfusions for at least eight weeks. The median duration of transfusion independence was 28 weeks (range: nine weeks to 37 weeks).

Adverse events were similar in nature to the adverse events reported in the MF clinical study published in the NEJM.

○

Dynamics of Mutations in Patients with ET Treated with Imetelstat (Abstract #57; oral presentation)

Data from further mutational analyses of patient samples from the clinical study in ET showed that imetelstat treatment suppressed allele burdens of multiple gene mutations in addition to the JAK2V617F, CALR and MPL mutations.

○

Activity of the Telomerase Inhibitor GRN163L (Imetelstat) on Acute Myeloblastic Leukemia Blasts Is Enhanced by DNA Methyltransferase Inhibitors Irrespective of TERT Promoter Methylation Status (Abstract #1267; poster presentation)

Data from an in vitro study showed that imetelstat has activity against samples derived from patients with high risk leukemias, and that activity was enhanced by the demethylating agent 5-azacytadine, which is currently used in the treatment of some patients with high risk MDS or acute myeloid leukemia.

Clinical Development by Janssen

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IMbarkTM. In September 2015, the first patient was dosed in a Phase 2 clinical trial to evaluate imetelstat in patients with MF. The trial, referred to as IMbarkTM, will assess the efficacy, safety and tolerability of two dose levels of single-agent imetelstat and is designed to enroll approximately 200 patients (approximately 100 patients per dosing arm) with intermediate-2 or high risk MF, as defined by the Dynamic International Prognostic Scoring System, who have relapsed after or are refractory to Janus Kinase (JAK) inhibitor treatment. Patients will be assigned randomly, on a 1:1 ratio, to one of two dosing arms – 9.4 mg/kg or 4.7 mg/kg every three weeks. Patients will be blinded to the dosing arm assignment. Dose reductions for adverse events are allowed and will follow protocol-specified algorithms. An internal review of data from the trial is planned after approximately 20 patients per arm have been randomized and followed for at least 12 weeks in order to assess the adequacy of one or both of the initial dosing arms. As a result of this internal review, which is expected to occur in the second half of 2016, one or both dosing arms could continue as planned, be stopped or modified, or alternative doses could be selected.

The co-primary efficacy endpoints for IMbarkTM are spleen response rate and symptom response rate. Spleen response rate is defined as the percentage of patients who achieve ≥ 35% reduction in spleen volume from baseline at the Week 24 visit, as measured by imaging scans and assessed at a central imaging facility and by an Independent Review Committee. Symptom response rate is defined as the percentage of patients who have ≥ 50% reduction in Total Symptom Scores from baseline at the Week 24 visit, based on patient-reported outcomes on a modified Myelofibrosis Symptom Assessment Form version 2.0 electronic diary. The primary efficacy analysis of the co-primary endpoints will occur after all treated patients have been followed for at least 24 weeks, and the data cut for this analysis is expected to occur in the second half of 2017. Formal clinical data from this trial is expected to be presented at a medical conference to be determined in the future.

Further information about the trial, including participating medical centers around the world, can be found at http://clinicaltrials.gov/ct2/show/NCT02426086.
●

IMergeTM. In January 2016, the first patient was dosed in a Phase 2/3 clinical trial to evaluate imetelstat in patients with MDS. The trial, referred to as IMergeTM, will evaluate imetelstat in transfusion dependent patients with IPSS Low or Intermediate-1 risk MDS who have relapsed after or are refractory to prior treatment with an ESA.

As designed, the trial consists of two parts, and a total of approximately 200 patients are expected to be enrolled. Part 1 of the trial is planned as a Phase 2, open-label, single-arm design to assess the efficacy and safety of imetelstat. Up to 30 patients are expected to be enrolled in Part 1, all of whom will receive imetelstat and be followed for safety, hematologic improvement and reduction in transfusion requirement. Before proceeding to Part 2, the data from Part 1 must support a positive assessment of the benefit/risk profile of imetelstat in these patients. The internal review of data from Part 1 to support advancing to Part 2 is expected to occur in the second half of 2016. Part 2 of the trial is planned as a Phase 3 double-blind, randomized, placebo-controlled design to compare the efficacy of imetelstat against placebo. Approximately 170 patients are expected to be enrolled in Part 2, who will be assigned randomly, in a 2:1 ratio, to receive either imetelstat or placebo.

The primary efficacy endpoint is designed to be the rate of red blood cell transfusion-independence lasting at least eight weeks, defined as the proportion of patients without any red blood cell transfusion during any consecutive eight weeks since entry to the trial. A primary efficacy analysis is planned to occur 12 months after the last patient is enrolled.

Further information about the trial, including participating medical centers around the world, can be found at https://clinicaltrials.gov/ct2/show/NCT02598661.

Regulatory Designations

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The United States Food and Drug Administration has granted orphan drug designation to imetelstat for the treatment of MF and for the treatment of MDS. In addition, the European Medicine Agency has granted orphan drug designation to imetelstat for the treatment of MF.

Conference Call

At 4:30 p.m. EST on February 25, 2016, Geron’s management will host a conference call to discuss the company’s fourth quarter and annual results as well as recent events.

Participants can access the conference call live via telephone by dialing 877-303-9139 (U.S.); 760-536-5195 (international). The passcode is 48851221. A live audio-only webcast is also available at http://edge.media-server.com/m/p/txcpdjvg. The audio webcast of the conference call will be available for replay approximately one hour following the live broadcast through March 25, 2016.

About Geron

Geron is a biopharmaceutical company supporting the clinical stage development of a first-in-class telomerase inhibitor, imetelstat, in hematologic myeloid malignancies. For more information about Geron, visit www.geron.com.

Use of Forward-Looking Statements

Except for the historical information contained herein, this press release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

Investors are cautioned that statements in this press release regarding: (i) timing and management of current and potential clinical trials of imetelstat to be conducted under the collaboration agreement with Janssen,including IMbarkTM and IMergeTM, and other potential activities under the collaboration agreement with Janssen; (ii) the safety and efficacy of imetelstat; (iii) the current timelines, milestones and designs of IMbarkTM and IMergeTM , including planned reviews and analyses of clinical data; and (iv) other statements that are not historical facts, constitute forward-looking statements. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. These risks and uncertainties, include, without limitation, risks and uncertainties related to: (i) the uncertain, time-consuming and expensive product development and regulatory process, including whether Geron and Janssen will succeed in overcoming all of the clinical safety and efficacy, technical, scientific, manufacturing and regulatory challenges in the development and commercialization of imetelstat; (ii) regulatory authorities permitting the clinical trials to continue to proceed; (iii) Janssen’s ability to enroll patients in a timely manner, or at all, in any of the current or potential clinical trials of imetelstat; (iv) the ability of Geron and Janssen to protect and maintain intellectual property rights for imetelstat; (v) Geron’s dependence on Janssen for the development, regulatory approval, manufacture and commercialization of imetelstat, including the risks that if Janssen were to breach or terminate the collaboration agreement or otherwise fail to successfully develop and commercialize imetelstat and in a timely manner, or at all, Geron would not obtain the anticipated financial and other benefits of the collaboration agreement with Janssen and the clinical development or commercialization of imetelstat could be delayed or terminated; (vi) whether imetelstat is safe and efficacious, and whether any future efficacy or safety results may cause the benefit/risk profile of imetelstat to become unacceptable; (vii) whether imetelstat can be applied to any or to multiple hematologic malignancies; and (viii) Geron’s need for future capital. Additional information on the above risks and uncertainties and additional risks, uncertainties and factors that could cause actual results to differ materially from those in the forward-looking statements are contained in Geron’s periodic reports filed with the Securities and Exchange Commission under the heading “Risk Factors,” including Geron’s quarterly report on Form 10-Q for the quarter ended September 30, 2015. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made, and the facts and assumptions underlying the forward-looking statements may change. Except as required by law, Geron disclaims any obligation to update these forward-looking statements to reflect future information, events or circumstances.

CONTACT:

Anna Krassowska, Ph.D.
Investor and Media Relations
650-473-7765
investor@geron.com
media@geron.com

Financial table follows.

GERON CORPORATION
CONDENSED STATEMENTS OF OPERATIONS

	UNAUDITED
	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands, except share and per share data)	2015	2014	2015	2014
Revenues:
Collaboration revenue	$—	$—	$35,000	$—
License fees and royalties	220	178	1,371	1,153
Total revenues	220	178	36,371	1,153

Operating expenses:
Research and development	3,982	4,351	17,831	20,707
Restructuring charges	—	—	1,306	—
General and administrative	4,882	4,838	17,793	16,758
Total operating expenses	8,864	9,189	36,930	37,465
Loss from operations	(8,644)	(9,011)	(559)	(36,312)

Unrealized (loss) gain on derivatives	—	(15)	16	351
Interest and other income	196	100	677	373
Interest and other expense	(20)	(21)	(88)	(82)
Net (loss) income	$(8,468)	$(8,947)	$46	$(35,670)

Net (loss) income per share:
Basic	$(0.05)	$(0.06)	$0.00	$(0.23)
Diluted	$(0.05)	$(0.06)	$0.00	$(0.23)
Shares used in computing net (loss) income per share:
Basic	158,378,421	157,145,361	158,036,162	153,540,341
Diluted	158,378,421	157,145,361	162,663,894	153,540,341

CONDENSED BALANCE SHEETS

	December 31,	December 31,
(In thousands)	2015	2014
Current assets:
Cash, cash equivalents and restricted cash	$21,515	$43,062
Current marketable securities	92,524	108,645
Other current assets	1,853	1,699
Total current assets	115,892	153,406

Noncurrent marketable securities	32,661	18,932
Property and equipment, net	207	173
	$148,760	$172,511

Current liabilities[1]	$6,634	$41,799
Stockholders’ equity	142,126	130,712
	$148,760	$172,511

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1 Balance as of December 31, 2014 includes $35.0 million in deferred revenue resulting from the upfront payment received under the collaboration with Janssen in December 2014 which was recognized as collaboration revenue in the third quarter of 2015.